EXHIBIT 10.38
February 28, 2013

Steven J. Issa

Dear Steve:
As you are aware, Flagstar Bank, FSB (the “Bank”), a wholly owned subsidiary of Flagstar Bancorp, Inc. (the “Company”), has entered into the following agreements: (1) the Transaction Purchase and Sale Agreement, dated as of December 31, 2012, between the Bank and CIT Finance LLC (the “CIT Agreement”) and (2) the Asset and Portfolio Purchase and Sale Agreement, dated February 5, 2013, between the Bank and Customers Bank (the “Customers Agreement”). The closings under the CIT Agreement and Customers Agreement require in many cases that the Bank obtain consents from borrowers, agents or swap counterparties. In addition, the closing under the Customers Agreement requires the receipt of the consent of the lessor of the Bank's Providence, Rhode Island office (the “Providence Office Consent”). The Bank would like to provide an incentive for you to remain employed by the Bank through April 30, 2013, so you may assist with supervising the process of obtaining the consents under the CIT Agreement and the Customers Agreement.
To ensure your continued commitment to the Bank and its clients, the Bank and you have mutually decided to modify your employment relationship as set forth herein.

1.	Your compensation and benefits in 2013 shall be the same as you enjoyed as of December 31, 2012, except for the following adjustments:

A.	Your cash salary will be $38,461.54 bi-weekly, representing an annualized rate of $1,000,000; and

B.	Your share salary will be $23,076.92 bi-weekly, representing an annualized rate of $600,000.

Subject to the Bank's receipt from you of a properly signed and executed Release of Claims Agreement, in the form attached hereto as Exhibit A, those compensation adjustments will be made retroactive as of January 1, 2013 on your next pay date that occurs after the expiration of the Revocation Period (as defined in Exhibit A). For example, if your next pay date that occurs after the expiration of the Revocation Period is March 15, 2013, the combined retroactive adjustment for your increased cash and share salary from January 1, 2013 will equal $158,653.85, and March 29, 2013 will be your first pay date on which the increased cash and share salary specified in this paragraph will be paid in the ordinary course.

2.
The Bank shall provide you with retention payments specified below (the “Retention Payment(s)”) designed to encourage you to remain employed by the Bank through April 30, 2013 and to provide such assistance to the Bank as the Bank's Chief Executive Officer or President may reasonably request in the following areas:

A.
Reasonable best efforts in providing oversight of, and recommendations regarding, the process of securing as promptly as practicable the required borrower and agent consents required by, and effecting the closings under, the CIT Agreement and the Customers Agreement.

B.	Reasonable best efforts in obtaining the Providence Office Consent.

3.	You acknowledge that the Bank's goals in paragraph 2.A and 2.B above are to

(i)	Obtain by March 1, 2013 for the CIT Agreement consents for the transfer of loans and leases representing at least 50% of consents required under that agreement;

(ii)	Obtain by March 15, 2013 for the Customers Agreement consents for the transfer of loans and leases representing at least 50% of consents required under that agreement;

(iii)
Obtain by March 28, 2013 for each of the CIT Agreement and Customers Agreement consents for the transfer of loans and leases, representing at least 90% of consents required under the respective agreements; and

(iv)	Obtain the Providence Office Consent by March 28, 2013.
(The percentages in clauses (i), (ii) and (iii) of this paragraph 3 shall be computed based upon the unpaid principal balance of the loans and leases for which consent is required.)

4.
Subject to the other terms and conditions of this letter agreement, including without limitation paragraphs 4, 6, 8 and 9, the following Retention Payments shall be due to you, provided you are actively employed by the Bank on the dates set forth below (the “Retention Dates”). For purposes of this letter agreement, the phrase “actively employed” means that you are not on any leave of absence, with or without pay. If you are on a leave of absence as of a scheduled Retention Date, you will not be eligible for the subject Retention Payment.

A.
A Retention Payment in the gross amount of $160,000.00 with respect to the period March 1, 2013 through March 31, 2013, which Retention Payment shall be made on March 29, 2013 (or, if later, on the date provided in paragraph 7 of this letter agreement), if in the discretion of the Bank's Chief Executive Officer you have used your reasonable best efforts to provide in all material respects through that date the transitional support outlined in paragraph 2 of this letter agreement, taking into account, among other things, the Bank's goals specified in paragraph 3; and

B.
A Retention Payment in the gross amount of $250,000.00 with respect to the period April 1, 2013 through the later of April 30, 2013 or the first closing under the Customers Agreement, which Retention Payment shall be made on the later of April 25, 2013 or the first closing under the Customers Agreement (or, if later, on the date provided in paragraph 7 of this letter agreement), if (X) in the discretion of the Bank's Chief Executive Officer you have used your reasonable best efforts to provide in all material respects through that date the transitional support outlined in paragraph 2 of this letter agreement, taking into account, among other things, the Bank's goals specified in paragraph 3, and (Y) the Bank has obtained for each of the CIT Agreement and Customers Agreement consents for the transfer of loans and leases, representing at least 90% of consents required under the respective agreements.

The Bank's receipt from you of a properly signed and executed Release of Claims Agreement, in the form attached hereto as Exhibit A, and the expiration of the Revocation Period (as defined therein), shall be a precondition to the payment of each Retention Payment.

5.
If your employment by the Bank ceases before either of the respective Retention Dates including, without limitation, because the Bank terminates your employment, with or without Cause, as defined below, or you resign from the employment relationship with the Bank for any reason or no reason, or if you otherwise cease to be “actively employed” by the Bank (as that term is defined above), you will not receive any subsequent Retention Payment.

6.
Notwithstanding any other provision of this letter agreement, including the Bank's undertaking to make the Retention Payments upon the satisfaction of certain conditions, the nature of your employment relationship with the Bank shall remain “at-will”, meaning that either you or the Bank may terminate the employment relationship at any time for any or no reason. Without limiting the scope of the immediately preceding sentence, you acknowledge and agree that that the Bank may summarily terminate your employment for Cause.

A.	For purposes of this letter agreement, "Cause" shall mean:

(i)
In rendering the support outlined in paragraph 2 of this letter agreement, your failure, in the judgment of the Bank's Chief Executive Officer, to follow in all material respects the instructions provided by the Bank's Chief Executive Officer, which failure continues for more than fifteen (15) days after written notice from the Bank's Chief Executive Officer describing in a summary fashion the nature of such failure;

(ii)	Your personal dishonesty;

(iii)	Your breach of fiduciary duty involving personal profit;

(iv)	Your intentional failure to perform your duties;

(v)	Your willful misconduct;

(vi)	Your willful violation of any law, rule or regulation (other than minor traffic violations or similar offenses) or a final cease and desist order from a banking regulatory agency;

(vii)	Your material breach of any provision of this letter agreement; or

(viii)	The lawful instruction of a bank regulatory agency prohibiting your continued employment in a financial services institution.

7.
If you qualify for the Retention Payment(s) described herein, such Retention Payment(s) are subject to customary deductions for applicable taxes and will be paid to you on the Bank's next regularly scheduled pay day following the later of (1) the applicable Retention Date, and (2) the third (3rd) business day following the expiration of the Revocation Period as defined in the applicable Release of Claims Agreement.

8.
The Bank agrees that it shall make the payments and/or provide the benefits to you as contemplated in paragraph 2 or paragraph 4, above; not require you to be based at a location in excess of thirty (30) miles from Cumberland, Rhode Island; and not materially fail to comply with any material provision of this letter agreement. The Bank further agrees that it shall pay fifty percent (50%) of your reasonable expenses (including legal fees and expenses) incurred in connection with the matters described herein, including negotiating and drafting this letter agreement and related matters; provided, however the Bank shall not be obligated to pay more than $10,000 under this sentence. The Bank shall make the payment required by the immediately preceding sentence within fifteen (15) days after your request for such payment; provided that you submit appropriate supporting documentation of such expenses to the Bank's Human Resources Department no later than March 28, 2013.

9.
You and the Bank agree that each party will hold the existence, terms, and provisions of this letter agreement in confidence, and will not disclose, directly or indirectly, the existence, terms or provisions of this letter agreement except (i) in your case, to your spouse or your accountants and legal and financial advisors, and then only on the condition that they be advised that they cannot further disclose the same to others, (ii) in the Bank's case, to its directors, officers, employees, legal and financial advisors, accountants and regulators, and (iii) as required by law.

10.
The parties believe that the provisions of this letter agreement are in compliance with the Troubled Asset Relief Program under the Emergency Economic Stabilization Act of 2008, including the Interim Final Rule and any other rules and regulations thereunder, as amended (the "TARP Requirements"), Section 18(k) of the Federal Deposit Insurance Act and the FDIC regulations promulgated thereunder codified at 12 C.F.R. Part 359 (the “Golden Parachute Restrictions”) and other applicable law, as presently in effect, if and to the extent that such requirements apply. For so long as the Bank and the Company are subject to the TARP Requirements and Golden Parachute Restrictions, the provisions of this letter agreement are subject to and shall be, to the fullest extent possible, interpreted to be consistent with the TARP Requirements and Golden Parachute Restrictions, which terms control over the terms of this letter agreement in the event of any conflict between the TARP Requirements or the Golden Parachute Restrictions and this letter agreement. Notwithstanding anything in this letter agreement to the contrary, in no event shall any payment, award or benefit under this letter agreement vest or be settled, paid or accrued, if any such vesting, settlement, payment or accrual would be in violation of the TARP Requirements, the Golden Parachute Restrictions, or other applicable law. In the event of any such violation, the parties will cooperate in good faith to endeavor to meet the TARP Requirements, the Golden Parachute Restrictions and other applicable law in a manner which preserves to the greatest extent possible the intent and purposes of this letter agreement. If any governmental authority asserts that, or questions whether, any payment, award or benefit to you, paid or accrued, violates any of the TARP Requirements, the Golden Parachute Restrictions or other applicable law, the Bank shall provide reasonable assistance to you to rebut such assertion or to address such question, provided, however, neither the Bank nor any of its affiliates shall have any obligation to participate in any adversarial proceeding (including any civil or administrative matter) or to take any action that the Bank's Board of Directors determines in the exercise of its fiduciary duty is not in the Bank's best interest. Without limiting the scope of this paragraph, you acknowledge and agree that if any Retention Payment covers a period that also is a “TARP Period” (as that term is defined in the TARP Standards for Compensation and Corporate Governance in the U.S. Treasury's interim final rule codified at 31 C.F.R. § 30.1), the Retention Payment shall be reduced pro rata for each day of the retention period that also is part of the TARP Period.

11.
The parties believe that the provisions of this letter agreement are in compliance with the requirements of Section 409A of the Internal Revenue Code ("Section 409A"), as presently in effect, if and to the extent that such requirements apply. In the event that any of the payment obligations hereunder will be considered by the Internal Revenue Service not to be in compliance with the requirements of Section 409A, the parties will cooperate in good faith to endeavor to meet these requirements in a manner which preserves to the greatest extent possible the economic benefits intended to be conferred on you under this letter agreement. However, to the extent such economic benefits exceed the limits of the law, the Bank shall not be required to make any such payment which exceeds such legal limit.

Please return the original signed copy of this letter agreement to me and retain a copy for your records.

This letter agreement shall become effective as of the expiration of the Revocation Period in the Release of Claims Agreement provided to you contemporaneously with the delivery of this letter agreement (the “Effective Date”).
We look forward to your continued contribution to the success of Flagstar Bank.
Sincerely,
FLAGSTAR BANK, FSB

Date:	March 1, 2013	/s/ Michael J. Tierney
Michael J. Tierney
President and Chief Executive Officer

Terms and conditions of this letter agreement are confidential and are hereby accepted by:

Date:	March 1, 2013	/s/ Steven J. Issa
Steven J. Issa

EXHIBIT A
RELEASE OF CLAIMS AGREEMENT
Reference is made to that certain Letter Agreement dated February 28, 2013 (the "Agreement") between Steven J. Issa (“you”) and Flagstar Bank, FSB (the "Bank"). Capitalized terms used herein without further definition shall have the same meaning assigned to such terms in the Agreement.
Paragraphs 1 and 4 of the Agreement provide that you, as a prerequisite to your receipt of any benefit pursuant to the Agreement, including the Retention Payments, will execute this Release of Claims Agreement (this “Release”) in order to evidence your agreement to the release provisions contained herein.
As of the date you execute this Release in exchange for certain consideration provided by the Bank, consideration to which you acknowledge that you are not otherwise entitled, you hereby release and discharge the Bank, Flagstar Bancorp, Inc. (the “Company”) and all of their past, present and future parents, divisions, subsidiaries, affiliates, joint venture partners and related companies and their respective past, present and future officers, directors, founders, employees, partners, attorneys, investors, shareholders, members, representatives, agents, predecessors, successors, assigns, and all persons acting in a fiduciary capacity thereto (collectively, the “Released Parties”) with respect to any and all claims, rights, demands, causes of action, obligations, damages or liabilities, whether asserted or unasserted, known or unknown, contingent or non-contingent, that you had in the past or now have, against the Released Parties through the date you sign this Release, including without limitation arising out of the employment agreement dated December 13, 2010 signed by you and the Bank (which agreement the Bank contends was conditioned upon the receipt of non-objection from the Office of Thrift Supervision (“OTS”) and which non-objection was not received), or the award or proposed award of shares of Company restricted stock to you in 2012, which grant was subject to and contingent upon receipt by the Company and the Bank of non-objection from the Office of the Comptroller of the Currency. Without limitation, this complete waiver and release includes any and all discrimination, compensation or other claims arising under Federal, State or local law or regulation including without limitation Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act (the “ADEA”), the Americans With Disabilities Act of 1990, the Worker Adjustment and Retraining Notification Act (the “WARN Act”), the Employee Retirement Income Security Act of 1974, the Civil Rights Act of 1866, and 42 U.S.C. §1981, and any amendment thereto or under common law, in contract, tort or other theories of recovery, relating in any way to the terms or conditions of your employment with the Bank and any federal or state banking laws or regulations, and/or any incidents related thereto prior to your execution of this Release. Notwithstanding the foregoing, this Release shall not affect (a) any rights you may have under the Agreement or under any Company or Bank retirement or savings plans, or any medical or dental or other welfare plan in which you are participating as of the date of this Release and (b) your eligibility for indemnification in accordance with the organizational documents of the Company and its subsidiaries, or applicable laws, or under any applicable insurance policy, with respect to any liability you incurred or incur in your capacity as a director, officer or employee of the Company, the Bank or any affiliate of either.
Nothing in this Release shall prohibit you from initiating or participating in a proceeding before any state or federal agency involving the Released Parties, provided that you waive any monetary benefits or other relief against the Released Parties resulting or arising from any such proceeding.
You are advised in writing to consult with an attorney before executing this Release. You acknowledge and agree that: (i) after you received a copy of this Release in writing you had adequate opportunity to review it; (ii) you fully understand its contents; (iii) you have been advised to consult an attorney before signing it; and (iv) you enter into this Release knowingly, voluntarily and after any consultations with your attorney or other advisor, as you deem appropriate.
You acknowledge that you have had at least twenty-one (21) calendar days from your receipt of this Release to consider whether to accept its terms.
You must sign, date and return this Release to the attention of the Chief Executive Officer of the Bank at 5151 Corporate Drive, Troy, Michigan 48098.
After signing the Release and properly returning it to the Bank, you shall have seven (7) calendar days to consider whether to revoke it (the "Revocation Period"). If you choose to revoke this Release, you must send written notification to the Chief Executive Officer of the Bank, 5151 Corporate Drive, Troy, Michigan 48098, before the expiration of the Revocation Period.
You acknowledge that this Release shall become effective, fully enforceable and irrevocable seven (7) days after your signing of said Release (the "Effective Date").

IN WITNESS WHEREOF, this Release has been executed by each of the listed parties below.
Executive

Date:	March 1, 2013	/s/ Steven J. Issa
Steven J. Issa

FLAGSTAR BANK, FSB

Date:	March 1, 2013	/s/ Michael J. Tierney
Michael J. Tierney
President and Chief Executive Officer